Exhibit 99.6

Great Future Technology Inc.

No. 26 Tonggang Road
Changying Town
Jiangyin City, Jiangsu Province
Tel: +86 (510) 863-1628

September 25, 2025

VIA EDGAR

United States Securities & Exchange Commission

Division of Corporate Finance

Office of Industrial Applications and Services

100 F Street NE

Washington, DC 20549

Attention:	Tracey Houser Terence O’Brien Juan Grana Margaret Sawicki

Re:	Great Future Technology Inc. (“Registrant”)
Great Future Technology Inc.
Amendment No. 6 to Draft Registration Statement on Form F-4
CIK No. 0002062748
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

To the Reviewing Staff Members of the Commission:

The undersigned, Great Future Technology Inc., a company organized under the laws of the Cayman Islands (the “Registrant”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “SEC”) in connection with its Draft Registration Statement on Form F-4 (the “Draft Registration Statement”) relating to a proposed merger transaction by and among Flag Ship Acquisition Corporation, GFT Merger Sub Limited, and Great Future Technology Inc. pursuant to the agreement and plan of merger, dated as of April 18, 2025 (the “Merger Agreement”).

In connection with the proposed merger transaction, the Registrant hereby requests a waiver of the requirement in Item 8.A.4 of Form 20-F that the last year of the Registrant’s audited financial statements be as of a date not older than 12 months at the time of filing (the “12-month Rule”). Concurrently herewith, the Registrant has submitted a draft registration statement on Form 4 Amendment No. 6 to Draft Registration Statement to the SEC for confidential review. The Draft Registration Statement includes audited consolidated statements and financial position of Xinruixiang Holding Limited and its Subsidiaries as of June 30, 2023 and 2024. The Registration Statement also includes unaudited consolidated statements of financial position of Xinruixiang Holding Limited and its Subsidiaries for the six-month periods ended December 31, 2023 and 2024.

Item 8.A.4 of Form 20-F, and Instruction 1 thereto, provide that the last year of the Registrant’s audited financial statements may not be more than 15 months old at the time the Registration Statement is declared effective (the “15-month Rule”). Item 8.A.4 also provides that, in the case of a company’s initial public offering,1 the Registrant’s audited financial statements may not be more than 12 months old at the time the Registration Statement is filed. However, Instruction 2 to Item 8.A.4 states that:

“A company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

Moreover, in “International Reporting and Disclosure Issues in the Division of Corporation Finance”, dated November 1, 2004, as updated on February 24, 2005,2 the staff of the SEC (“Staff”) confirmed that:

“The staff will waive the 12-month rule where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship.”

The Staff elaborated, explaining that:

“As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

[1]	We anticipate that the SEC would treat the issuance of its ordinary shares to the shareholders of Flag Ship and issuance of its ordinary shares to the financial advisers in connection with the merger as equivalent to an “initial public offering” for the proposes of applying Item 8.A.4 of Form 20-F.
[2]	Available at: http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm#P159_11129

In connection with its request for a waiver of the 12-month Rule, the Registrant represents and certifies to the Staff that:

(i)	The Registrant is not currently a public reporting company in any jurisdiction;

(ii)	the Registrant is not required by any jurisdiction outside of the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period;

(iii)	the Registrant does not anticipate that its audited financial statements for the fiscal year ended June 30, 2025 will be available until October 2025; and

(iv)	it would be impracticable and would involve undue hardship for the Registrant to comply with the 12-month Rule.

The Registrant further acknowledges that if a waiver of the 12-month Rule is granted by the Staff, the Registrant must comply with the 15-month Rule. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the effectiveness of Form F-4.

In accordance with Instruction 2 to Item 8.A.4 of Form 20-F, this request for a waiver of the 12-month Rule is also being filed as an exhibit to the Registration Statement accompanying this request.

Very truly yours,

Great Future Technologies Inc.

/s/ Yongnan Zhou
By:	Yongnan Zhou
Title:	Chief Executive Officer

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